Exhibit 5.1

919 THIRD AVENUE NEW YORK, NY 10022-3908

January 20, 2017

US Foods Holding Corp.

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your Registration Statement on Form S-1 (File Number 333-215534), initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 13, 2017, (such Registration Statement, as amended or supplemented, the “Registration Statement”), relating to the offer and sale by investment funds associated with Clayton, Dubilier & Rice, LLC and Kohlberg Kravis Roberts & Co. L.P. (collectively, the “Selling Stockholders”) of up to 34,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), including up to 4,500,000 shares of Common Stock to cover over-allotments and any additional outstanding shares of Common Stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) as prescribed by the Commission pursuant to the Securities Act (collectively, the “Shares”), of US Foods Holding Corp., a Delaware corporation (the “Company”), pursuant to the underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Goldman, Sachs & Co., Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters, in substantially the form filed as an exhibit to the Registration Statement.

We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

The foregoing opinions is based exclusively on the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

Sincerely,

/s/ Jenner & Block LLP

JENNER & BLOCK LLP